EX-23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of trivago N.V. for the registration of Class A Shares represented by American Depositary Shares, Debt Securities, Warrants, Purchase Contracts and Units and to the incorporation by reference therein of our reports dated March 1, 2024, with respect to the consolidated financial statements of trivago N.V., and the effectiveness of internal control over financial reporting of trivago N.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft

Cologne, Germany
July 15, 2024